Exhibit 99.1

Unaudited pro forma condensed consolidated financial statements

On November 1, 2011, Medicis Pharmaceutical Corporation (“Medicis” or the “Company”) closed its sale of all issued and outstanding shares of common stock of Medicis Technologies Corporation (f/k/a LipoSonix, Inc.) (“LipoSonix”) to Solta Medical, Inc., a Delaware corporation (“Solta”), pursuant to the previously announced stock purchase agreement, dated September 12, 2011, by and between Medicis and Solta (the “Agreement”). In connection therewith, on November 1, 2011, a separate subsidiary of Medicis transferred to Solta certain assets and assigned to Solta certain agreements, in each case related to LipoSonix. Solta paid to Medicis at the closing $15.5 million in cash, consisting of the initial purchase price of $15 million and a preliminary working capital adjustment, which remains subject to customary post-closing review based on the amount of working capital of LipoSonix at the closing. In addition, Solta has agreed to pay to Medicis the following contingent payments after the closing, subject to the terms and conditions of the Agreement:

(i) a one-time cash payment of up to $20 million upon approval by the U.S. Food and Drug Administration (“FDA”) of a specified LipoSonix product prior to October 1, 2012 (the FDA approval was obtained in late October 2011 as a result of which Solta is required to make the $20 million payment to Medicis on or prior to November 19, 2011); and

(ii) additional contingent cash and milestone payments, which will expire after approximately seven years, based upon, among other things, the achievement of year-to-year increases and specified targets in the adjusted net sales and adjusted gross profits of such LipoSonix products.

At the closing, Solta also assumed the contingent payment obligations of Medicis with respect to the former shareholders of LipoSonix, Inc. pursuant to the Agreement and Plan of Merger among Medicis, LipoSonix, Inc. and the other parties thereto that was effective as of July 1, 2008.

The results of operations of LipoSonix were included in Medicis’ historical consolidated financial statements beginning on July 1, 2008.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2011 set forth below has been presented as if the sale of LipoSonix had occurred on June 30, 2011 and does not include the impact of the receipt of potential future contingent commercial milestone payments.

The unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2011 and the years ended December 31, 2010, 2009 and 2008 are presented as if the sale of LipoSonix had occurred on July 1, 2008 and do not include the impact of any interest income on cash proceeds received.

The unaudited pro forma condensed consolidated financial statements for the respective periods presented have been derived primarily from the historical audited consolidated financial statements of Medicis included in its Annual Report on Form 10-K as of and for the year ended December 31, 2010 as well as the unaudited condensed consolidated financial statements of Medicis included in its quarterly report on Form 10-Q as of and for the six months ended June 30, 2011. The unaudited pro forma condensed consolidated financial statements are based upon available information and assumptions the Company believes are reasonable under the circumstances, and were prepared to illustrate the estimated effects of the sale of LipoSonix if the transaction occurred on the dates specified above. The unaudited pro forma condensed consolidated financial statements are being presented for informational purposes, and are not necessarily indicative of what Medicis’ financial position or results of operations actually would have been had the transaction occurred at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial statements do not purport to indicate balance sheet data or results of operations as of any future date or for any future period.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed consolidated financial statements;

•	the historical audited financial statements of Medicis as of and for the year ended December 31, 2010 included in Medicis’ Annual Report on Form 10-K for the year ended December 31, 2010; and

•	the historical unaudited financial statements of Medicis as of and for the six months ended June 30, 2011 included in Medicis’ Quarterly Report on Form 10-Q for the six months ended June 30, 2011.

As the transaction has been completed during 2011, the Company has not finalized its accounting for discontinued operations for the years ended December 31, 2010, 2009 and 2008, and therefore, amounts reported in future filings with the Securities and Exchange Commission for the years ended December 31, 2010, 2009 and 2008 could differ from these pro forma estimates.

Medicis Pharmaceutical Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2011

	As Reported (a)	Sale of LipoSonix (b)		Pro Forma
		(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$150,201	$15,541	(d)	$165,742
Short-term investments	655,555	–		655,555
Accounts receivable, net	166,399	20,000	(d)	186,399
Inventories, net	30,829	–		30,829
Deferred tax assets, net	24,602	–		24,602
Other current assets	19,264	9,400	(f)	28,664
Assets held for sale from discontinued operations	10,248	(10,248)		–

Total current assets	1,057,098	34,693		1,091,791
Property and equipment, net	23,683	–		23,683
Net intangible assets	197,283	–		197,283
Goodwill	92,398	(1,141	)(e)	91,257
Deferred tax assets, net	95,516	–		95,516
Long-term investments	22,379	–		22,379
Other assets	2,991	–		2,991

Total assets	$1,491,348	$33,552		$1,524,900

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,393	$–		$45,393
Current portion of contingent convertible senior notes	169,145	–		169,145
Reserve for sales returns	78,220	–		78,220
Accrued consumer rebates and loyalty programs	124,922	–		124,922
Managed care and Medicaid reserves	51,239	–		51,239
Other current liabilities	73,764	–		73,764
Liabilities held for sale from discontinued operations	7,172	(7,172)		–

Total current liabilities	549,855	(7,172)		542,683
Contingent convertible senior notes	181	–		181
Other liabilities	38,982	–		38,982
Stockholders’ Equity:
Common stock	1,023	–		1,023
Additional paid-in capital	778,120	–		778,120
Accumulated other comprehensive loss	(23,298)	–		(23,298)
Accumulated earnings	498,907	40,724	(g)	539,631
Less: Treasury stock, at cost	(352,422)	–		(352,422)

Total stockholders’ equity	902,330	40,724		943,054

Total liabilities and stockholders’ equity	$1,491,348	$33,552		$1,524,900

See introduction and accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Medicis Pharmaceutical Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Six Months Ended June 30, 2011

	As Reported (a)	Sale of LipoSonix (b)	Pro Forma
	(In thousands, except per share data)
Net revenues	$355,740	$–	$355,740
Cost of product revenues (1)	32,568	–	32,568

Gross profit	323,172	–	323,172

Operating expenses:
Selling, general and administrative (2)	175,023	–	175,023
Research and development (3)	29,468	–	29,468
Depreciation and amortization	14,434	–	14,434

Total operating expenses	218,925	–	218,925

Operating income	104,247	–	104,247
Interest and investment income	(2,512)	–	(2,512)
Interest expense	2,199	–	2,199

Income from continuing operations before income tax expense	104,560	–	104,560
Income tax expense	43,363	–	43,363

Net income from continuing operations	61,197	–	61,197
Loss from discontinued operations net of income tax benefit	13,054	(13,054)	–

Net income	$48,143	$13,054	$61,197

(1) amounts exclude amortization of intangible assets related to acquired products	$10,718	$–	$10,718
(2) amounts include share-based compensation expense	$14,989	$–	$14,989
(3) amounts include share-based compensation expense	$1,020	$–	$1,020

Earnings Per Share:
Net income per share of common stock
Basic	$0.78		$0.99

Diluted	$0.72		$0.91

Weighted average number of common stock outstanding
Basic	59,719		59,719

Diluted	66,347		66,347

See introduction and accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Medicis Pharmaceutical Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2010

	As Reported (c)	Sale of LipoSonix (b)	Pro Forma
	(In thousands, except per share data)
Net revenues	$699,968	$(4,037)	$695,931
Cost of product revenues (1)	69,981	(3,124)	66,857

Gross profit	629,987	(913)	629,074

Operating expenses:
Selling, general and administrative (2)	323,074	(18,016)	305,058
Research and development (3)	58,282	(14,027)	44,255
Depreciation and amortization	29,344	(1,275)	28,069
Impairment of long-lived assets	12,084	(9,791)	2,293

Total operating expenses	422,784	(43,109)	379,675

Operating income	207,203	42,196	249,399
Interest and investment income	(4,117)	—	(4,117)
Interest expense	4,235	(1)	4,234
Other expense, net	257	—	257

Income before income tax expense	206,828	42,197	249,025
Income tax expense	83,493	15,149	98,642

Net income	$123,335	$27,048	$150,383

(1) amounts exclude amortization of intangible assets related to acquired products	$21,696	$(670)	$21,026
(2) amounts include share-based compensation expense	$16,275	$(647)	$15,628
(3) amounts include share-based compensation expense	$1,302	$(656)	$646
Earnings Per Share:
Net income per share of common stock
Basic	$2.05		$2.49

Diluted	$1.89		$2.30

Weighted average number of common stock outstanding
Basic	58,430		58,430

Diluted	64,601		64,601

See introduction and accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Medicis Pharmaceutical Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2009

	As Reported (c)	Sale of LipoSonix (b)	Pro Forma
	(In thousands, except per share data)
Net revenues	$571,915	$(1,268)	$570,647
Cost of product revenues (1)	56,833	(739)	56,094

Gross profit	515,082	(529)	514,553

Operating expenses:
Selling, general and administrative (2)	282,218	(15,277)	266,941
Research and development (3)	72,497	(14,399)	58,098
Depreciation and amortization	29,047	(1,161)	27,886

Total operating expenses	383,762	(30,837)	352,925

Operating income	131,320	30,308	161,628
Interest and investment income	(7,631)	—	(7,631)
Interest expense	4,228	—	4,228
Other income, net	(867)	—	(867)

Income before income tax expense	135,590	30,308	165,898
Income tax expense	59,639	11,513	71,152

Net income	$75,951	$18,795	$94,746

(1) amounts exclude amortization of intangible assets related to acquired products	$22,378	$(670)	$21,708
(2) amounts include share-based compensation expense	$18,122	$(614)	$17,508
(3) amounts include share-based compensation expense	$1,053	$(564)	$489
Earnings Per Share:
Net income per share of common stock
Basic	$1.29		$1.60

Diluted	$1.21		$1.50

Weighted average number of common stock outstanding
Basic	57,252		57,252

Diluted	63,172		63,172

See introduction and accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Medicis Pharmaceutical Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2008

	As Reported (c)	Sale of LipoSonix (b)	Pro Forma
	(In thousands, except per share data)
Net revenues	$517,750	$(1,075)	$516,675
Cost of product revenues (1)	38,714	(778)	37,936

Gross profit	479,036	(297)	478,739

Operating expenses:
Selling, general and administrative (2)	279,307	(7,115)	272,192
Research and development (3)	100,377	(3,225)	97,152
Depreciation and amortization	27,698	(518)	27,180
In-process research and development	30,500	(30,500)	—

Total operating expenses	437,882	(41,358)	396,524

Operating income	41,154	41,061	82,215
Interest and investment income	(23,396)	3	(23,393)
Interest expense	6,674	—	6,674
Other expense, net	15,470	—	15,470

Income before income tax expense	42,406	41,058	83,464
Income tax expense	32,130	3,825 (h)	35,955

Net income	$10,276	$37,233	$47,509

(1) amounts exclude amortization of intangible assets related to acquired products	$21,479	$(335)	$21,144
(2) amounts include share-based compensation expense	$16,265	$(154)	$16,111
(3) amounts include share-based compensation expense	$332	$(108)	$224
Earnings Per Share:
Net income per share of common stock
Basic	$0.18		$0.83

Diluted	$0.18		$0.77

Weighted average number of common stock outstanding
Basic	56,567		56,567

Diluted	56,567	(i)	65,980

See introduction and accompanying notes to the unaudited pro forma condensed consolidated financial statements.

MEDICIS PHARMACEUTICAL CORPORATION

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

(a)	Represents condensed consolidated balance sheet and condensed consolidated statement of income included in the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2011.

(b)	On November 1, Medicis closed its sale of LipoSonix to Solta for gross cash consideration of $15.5 million, subject to certain adjustments based on the working capital of LipoSonix at the closing. Adjustments reflect the disposition of the LipoSonix entity. The Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes the sale occurred on June 30, 2011. The Unaudited Pro Forma Condensed Consolidated Statements of Income assume the sale occurred on July 1, 2008.

(c)	Represents condensed consolidated statement of income included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for the respective period presented.

(d)	Represents the estimated net sale consideration received in connection with the sale of LipoSonix to Solta, including the $15.5 million in cash received at closing and $20.0 million to be received after closing upon the achievement of a product approval milestone, which did occur in October 2011. This net sale consideration may change based on the actual working capital amount at the closing date of the transaction. It does not include potential future additional contingent sale consideration that may be received upon the achievement of certain commercial milestones.

(e)	Represents the relative fair value of goodwill for the portion of the reporting unit that has been disposed compared to the fair value of the entire reporting unit.

(f)	Represents the estimated tax receivable from the carryback of the loss from the sale of LipoSonix to Solta.

(g)	Represents the net amount of the above-noted balance sheet adjustments. The actual gain on the sale of LipoSonix is subject to adjustment based on the final working capital amount and final transaction costs. The pro forma condensed consolidated statements of income have not been adjusted for the estimated gain because the gain is nonrecurring in nature.

(h)	Income tax benefit for LipoSonix for 2008 includes no tax benefit related to the $30.5 million in-process research and development charge.

(i)	Weighted average shares used for the calculation of diluted net income per common share for 2008 on an as-reported basis excluded share equivalents associated with the Company’s convertible debt and stock options as the impact was anti-dilutive. In calculating diluted net income per common share for 2008 on a pro forma basis, these share equivalents are included as the impact is dilutive.